Exhibit 10.3

HARTE-HANKS, INC.

Deferred Compensation Plan

(As Amended and Restated Effective January 1, 2008)

WHEREAS, Harte-Hanks, Inc. (the “Company”) adopted an unfunded deferred compensation plan (the “Plan”) to permit certain members of its senior management to elect to defer receipt of all or a portion of their base salary and/or cash performance bonuses;

WHEREAS, the Plan is intended to be an unfunded “top-hat” plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees;

WHEREAS, the Company desires to amend and restate the Plan, effective January 1, 2008, to incorporate the requirements imposed by Internal Revenue Code Section 409A (“Section 409A”) and related regulations;

NOW THEREFORE, the Company hereby amends and restates the Plan as follows:

1. Eligibility. Under the terms of this Plan any officer of the Company designated in writing by the Board of Directors (hereinafter referred to as an “eligible manager”) may elect to defer all or a portion of (i) his or her base salary and/or (ii) any one or more of his or her cash performance bonuses to be received from the Company under the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan or other award or arrangement.

2. Election. Any eligible manager may elect to defer receipt of all or a portion of his or her base salary and/or cash bonus earned during the calendar year. Any such election shall be made by delivering a written notice of election (Exhibit A) to the Secretary of the Company on or before December 31st of the year prior to the calendar year in which such base salary and/or cash bonus is earned. A new eligible manager may elect to defer, on a prospective basis, all or a portion of his or her base salary and/or cash bonus earned during the calendar year within 30 days after he or she becomes an eligible manager. Except as provided in Section 4, any such election is irrevocable. With regard to amounts deferred under this Plan prior to January 1, 2005, such amounts are governed by the requirements of the Plan in effect prior to January 1, 2008.

3. Separate Memorandum Account. The Company shall maintain a separate memorandum account of the compensation deferred by each eligible manager and shall credit such account with interest on the principal amount deferred from the date such amount would otherwise have been paid to such eligible manager until such amount is paid out to the eligible manager at a rate of interest per annum equal to the rate of interest announced publicly by Bank of America, from time to time, as its base or prime rate, such interest to be credited and compounded annually at the end of each calendar year.

4. Payment of Deferred Compensation.

(a) Payment Timing.

(i) Initial Election. Subject to the provisions of Section 5, an eligible manager who has elected to defer any compensation for any year shall be entitled to be paid an amount equal to such eligible manager’s separate memorandum account (in its entirety), computed in accordance with Section 3, on the first to occur of (A) the 15th day of January following the end of the calendar year in which such eligible manager separates from service (as defined by Section 409A) with the Company, (B) the specified date (if any) on which he or she elected to be paid at the time of election by delivering a written notice of election (Exhibit A) to the Secretary of the Company within 30 days after he or she became an eligible manager, (C) 60 days from the date on which the eligible manager becomes disabled, as defined by Section 409A, or (D) 60 days from the date the Company experiences a change in control, as defined by Section 409A.

(ii) Election Change. Any eligible manager who elects payment on a specified date (as described in Section 4(a)(i)(B) above) may change his election as to payment timing by delivering a written notice of election (Exhibit A) to the Secretary of the Company. An election change is valid only if (A) the election change is made at least 12 months prior to the date on which payment is scheduled to be made, (B) the election change does not take effect for at least 12 months, and (C) the election change further delays the specified date of payment by at least five years. A change in payment timing shall apply to the eligible manager’s separate memorandum account in its entirety.

(b) Payment Form.

(i) Initial Election. Any eligible manager may elect to receive his separate memorandum account in one of the forms below by delivering a written notice of election (Exhibit A) to the Secretary of the Company within 30 days after he or she becomes an eligible manager. Except as provided in paragraph (ii) below, such initial election is irrevocable. Such payment form shall apply to the eligible manager’s separate memorandum account in its entirety.

(A) Lump Sum. Any eligible manager may elect to receive payment in the form of a lump sum, or

(B) Installments. Any eligible manager may elect to receive payment in the form of such number of approximately equal quarterly, semi-annual or annual installments (not to exceed installments extending over 10 years) (an “installment election”) beginning on the date identified in Section 4(a), above. The amount of each installment shall be determined by assuming that the rate of interest in effect when the first installment is paid will remain in effect throughout the payout period. Any surplus or shortfall resulting from a change in the interest rate shall be taken into account in making the last installment; provided, however, that if there is a significant change in the interest rate the Company may, in its discretion, recalculate the amount of the remaining installments by assuming that the rate of interest then in effect will remain in effect throughout the balance of the payout period.

(ii) Election Change. Any eligible manager who elects payment on a specified date (as described in Section 4(a) above) may change his election as to payment form by delivering a written notice of election (Exhibit A) to the Secretary of the Company. An election change is valid only if (A) the election change is made at least 12 months prior to the date on which payment is scheduled to be made, (B) the election change does not take effect for at least 12 months, and (C) the election change further delays the specified date of payment by at least five years. A change in payment form shall apply to the eligible manager’s separate memorandum account in its entirety.

(c) Six Month Delay in Payment.

If payment is made pursuant to a separation from service and the eligible manager is a “specified employee” (as defined and applied in Section 409A), no payment may be made until the earlier of (i) the first day following the sixth month anniversary of the date of the eligible manager’s separation from service, or (ii) the eligible manager’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the six-month anniversary of the eligible manager’s separation from service. For purposes of Section 409A, an installment election is treated as a right to a series of separate payments.

(d) “Grandfathered” Amounts.

With regard to amounts deferred under this Plan prior to January 1, 2005, such amounts are “grandfathered and not subject to Section 409A, but instead are governed by the requirements of the Plan in effect prior to January 1, 2008.

5. Death of Eligible Manager. If any eligible manager dies in office, or thereafter, before receiving all funds deferred for such eligible manager’s account, the entire unpaid amount deferred, together with accrued interest thereon, shall be paid in one lump sum to the beneficiary designated by such eligible manager by written notice (Exhibit A) delivered to the Secretary of the Company, or, if no beneficiary has been so designated, to the eligible manager’s estate, on the 15th day of January first occurring after the calendar year in which such death occurs. Any such beneficiary designation may be revoked and a new designation made in writing at any time and from time to time.

6. Amounts Due Not be to Funded. The Company’s liability to pay deferred compensation and interest to eligible managers shall not be funded in any way, but shall merely be reflected as a liability on the Company’s books in a separate memorandum account for each eligible manager electing deferral.

7. Copy of Plan to be Provided. The Secretary of the Company shall provide a copy of this Plan to each eligible manager together with a form attached hereto as Exhibit A for use in notifying the Company of his or her elections in accordance with the Plan. The president of the

Company, or any officer designated by him, is hereby authorized to execute such documents and take such other action as he considers necessary or appropriate to carry out the purposes of this Plan.

8. Interpretation and Administration of Plan. Any decision made or action taken by the Board of Directors of the Company arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Board of Directors and shall be conclusive and binding upon all persons.

Exhibit A

HARTE-HANKS, INC.

DEFERRED COMPENSATION PLAN

Election Form

I understand that I am eligible under the Harte-Hanks, Inc. Deferred Compensation Plan to elect to defer receipt of all or a portion of (i) my base salary and/or (ii) my cash performance bonus, if any, to be earned for the current year. I have received a copy of the Plan and am familiar with its provisions.

1.	Election to Defer Base Salary or Bonus

Pursuant to Section 2 of the Plan, I hereby elect to defer receipt of:

(A)	Any base salary for the calendar year , as follows (select one):

☐	no deferral

☐	defer $ per month

☐	defer entire base salary over $ per month

AND/OR

(B)	Any cash performance bonus earned by me for the calendar year , as follows (select one):

☐	defer entire bonus

☐	defer entire bonus over $

☐	defer entire bonus up to $

2.	Payment Timing

Pursuant to Section 4(a) of the Plan, I hereby elect to be paid the amount credited to my separate memorandum account on                     .

If no date is elected, payment will be made on the first to occur of January 15 of the year following the year in which you separate from service, 60 days after you become disabled, or 60 days after Harte-Hanks experiences a change in control.

☐	Check if this is a change from a prior election.

3.	Payment Form

Pursuant to Section 4(b) of the Plan, I hereby elect to receive the amount which will be credited to my separate memorandum account in the following form (select one):

☐	In a lump sum.

OR

☐	In approximately equal installments commencing on the date identified in Section 2 above.

☐	Check if this is a change from a prior election.

4.	Beneficiary

In the event of my death prior to receipt of the entire amount credited to my separate memorandum account, I hereby designate                                          as my beneficiary to receive the funds so accumulated.

ACKNOWLEDGMENTS

I understand that this election is irrevocable. I also understand that payments under the Plan may not be accelerated. I may change my Payment Timing and/or Payment Form election by submitting a new election form to the Secretary of Harte-Hanks at least 12 months before payments are scheduled to begin, and any change will not be effective for at least 12 months, and any change in my election must further delay payments by at least five years.

I understand that if I am a “specified employee” (as defined in Section 409A of the Internal Revenue Code) at the time of my separation from service (as defined in Section 409A of the Internal Revenue Code), any payments scheduled to begin upon my separation from service will be delayed for six months, and will be paid in a lump sum after six months have elapsed.

Signature	Date

Name (please print)

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